Exhibit 99.1

News Release

For Immediate Release March 28, 2013	For Further Information, Contact: George Lancaster, Hines 713/966-7676 George.lancaster@hines.com

HINES GLOBAL REIT ACQUIRES
NEW CITY OFFICE COMPLEX IN WARSAW

(WARSAW) - Hines, the international real estate firm, announced today that Hines Global REIT, Inc. has acquired the 481,070-square-foot New City office complex in Warsaw, Poland, from Europejskie Centrum Inwestycyjne (ECI Group), an international holding company. Hines Poland will serve as asset manager and property manager on behalf of Hines Global REIT.

The two-building complex is fully leased to 51 tenants including such established and internationally recognized companies as Gruner+Jahr, Novartis and Samsung.

The Class A office buildings, New City and NC2, are located on 15 Marynarska Street at the center of Mokotow, Warsaw's largest office district. The property is situated at the intersection of four major arterial routes, with high visibility and access to numerous transport links with the city center and Warsaw's Chopin International Airport.

The 11-story New City building contains 437,485 square feet and was completed in 2010, while the four-story NC2 building contains 43,585 square feet and was recently completed. The connected properties offer retail space on the ground floor and 1,291 parking spaces in three levels.

The original concept of the project was to create a “New City within the city” - an office, services and retail complex, providing a quality working and living environment. Its size and modern exterior design fit well with the surrounding office developments, and cause it to be easily recognized in the office district.

“This represents the second acquisition for the Hines Global REIT in Poland. The strength of the New City tenants and the quality of the asset make it a solid addition to our portfolio,” said Sherri Schugart, president and CEO of Hines Global REIT.

Mietek Godzisz, senior managing director of Hines in Poland said, “Poland is a strong and growing market, and New City, because of its strong tenant roster, advantageous location within the Mokotow submarket and quality design, should complement the Hines Global REIT portfolio very well.”

Jerzy Leskowicz, president of ECI Group, said, “After the extensive process of selecting a purchaser for New City and NC2, in Hines we have found a highly reputable and capable investor with whom to complete this transaction.”

ING Bank is providing financing to Hines Global REIT for the acquisition. CBRE represented the buyer and Cushman & Wakefield represented the seller in the transaction.

In addition to Hines Global REIT, Hines is currently active in Poland with the Hines Russia and Poland Fund, an opportunistic vehicle raised in 2012 with institutional investor capital, and is also now targeting lower risk profile, income-producing assets with other partnerships.

The ECI Group has been active in the Polish real estate sector for over 12 years and has become one of the most significant developers in the Warsaw commercial real estate market. To date, the company has realized more than 150,000 square meters of commercial space of varying profiles and designations. ECI Group's key investment projects include quality office buildings, logistic-production centres, conference and fair centres, and restaurants and diversified retail space. Projects completed include: New City, Cirrus, Antares and Alma office buildings on Marynarska Street, Fair and Congress centre on Marsa Street as well as Annopol Logistic Park, Warsaw.

Hines Global REIT is a public, non-listed real estate investment trust sponsored by Hines that owns interests in 30 real estate investments located in the United States and internationally. For additional information about Hines Global REIT, visit www.hinessecurities.com.
Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for more than 55 years.  With offices in 110 cities in 18 countries, and controlled assets valued at approximately $22.9 billion as of December 31, 2011, Hines is one of the largest real estate organizations in the world.  Access www.hines.com for more information on Hines.

Forward-Looking Statements

Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, tenant performance, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with the ability and willingness of tenants to continue to make rental payments pursuant to their leases and other risks described in the “Risk Factors” section of Hines Global's Annual Report on Form 10-K for the year ended December 31, 2011, as amended, and its other filings with the Securities and Exchange Commission.